Analyst Contacts:	Transocean: Gregory S. Panagos, 713 232 7551 GlobalSantaFe: Richard Hoffman, 281 925 6441	News Release
FOR RELEASE: September 20, 2007
Media Contacts:	Transocean: Guy A. Cantwell, 713 232 7647 GlobalSantaFe: Jeff Awalt, 281 925 6448
TRANSOCEAN INC. AND GLOBALSANTAFE CORPORATION ANNOUNCE
EARLY TERMINATION OF U.S. ANTITRUST WAITING PERIOD
     HOUSTON—Transocean Inc. (NYSE: RIG) and GlobalSantaFe Corporation (NYSE: GSF) announced today that on September 19, 2007, the Premerger Notification Office of the Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act in connection with the proposed combination of Transocean and GlobalSantaFe. Termination of the waiting period satisfies one of the conditions to the closing of the transaction, which was previously announced on July 23, 2007.
     The two companies currently estimate that they will complete the transaction by the end of 2007. The transaction remains subject to approval by both companies’ shareholders, certain other regulatory clearances and other closing conditions.
About Transocean
     Transocean Inc. is the world’s largest offshore drilling contractor with a fleet of 82 mobile offshore drilling units. The company’s mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 33 High-Specification Floaters (semisubmersibles and drillships), 20 Other Floaters, 25 Jackups and other assets utilized in the support of offshore drilling activities worldwide. The company also has contracts for the construction of four newbuild enhanced Enterprise-class drillships. With a current equity market capitalization in excess of $32 billion, Transocean’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.” For more information about Transocean, please visit http://www.deepwater.com.
About GlobalSantaFe
     GlobalSantaFe is one of the largest offshore oil and gas drilling contractors and the leading provider of drilling management services worldwide. The company owns or operates a contract drilling fleet of 37 premium jackup rigs; six heavy-duty, harsh environment jackups; 11 semisubmersibles and three dynamically positioned, ultra-deepwater drillships, as well as two semisubmersibles owned by third parties and operated under a joint venture agreement. In addition, it is scheduled to take delivery of a new ultra-deepwater semisubmersible in 2009 and a new ultra-deepwater drillship in 2010. For more information about GlobalSantaFe, go to http://www.globalsantafe.com.

Forward-Looking Statements
     Statements included in this news release regarding the consummation of the proposed transaction, benefits, opportunities, timing and effects of the transaction, and other statements that are not historical facts, are forward looking statements. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, consummation of financing, satisfaction of closing conditions, and other factors detailed in risk factors and elsewhere in both companies’ Annual Reports on Form 10-K and their respective other filings with the Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Both companies disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
Important Additional Information Regarding the Transaction will be Filed with the SEC
     In connection with the proposed transaction, Transocean and GlobalSantaFe have filed a preliminary joint proxy statement and plan to file a definitive joint proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PRELIMINARY JOINT PROXY STATEMENT AND THE DEFINITIVE JOINT PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO SHAREHOLDERS BECAUSE THEY CONTAIN, OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. Investors and security holders may obtain a free copy of the preliminary joint proxy statement, the definitive joint proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Security holders and other interested parties are also able to obtain, without charge, a copy of the documents filed by Transocean or GlobalSantaFe by directing a request by mail or telephone to either Investor Relations, Transocean, 4 Greenway Plaza, Houston, Texas 77046, telephone 713-232-7694, or Investor Relations, GlobalSantaFe, 15375 Memorial Drive, Houston, Texas 77079, 281-925-6444.
     Transocean and GlobalSantaFe and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from their respective shareholders with respect to the transaction. Information about these persons is set forth in Transocean’s and GlobalSantaFe’s preliminary joint proxy statement previously filed with the SEC and will be set forth in the definitive joint proxy statement. Shareholders and investors may obtain additional information regarding the interests of such persons, which may be different than those of the respective companies’ shareholders generally, by reading the preliminary joint proxy statement and the definitive joint proxy statement (when available) and other relevant documents regarding the transaction, which will be filed with the SEC.
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